Exhibit 10.27

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made as of May 27, 2015 (the “Effective Date”) between

PATHEON UK LIMITED, a corporation existing under the laws of England (“Patheon”)

and

CNJ HOLDINGS INC., doing business as Emergent BioSolutions, a corporation existing under the laws of Manitoba, Canada (“Client”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule A (Definitions) or as set out below.

1.	Services:

(a)	Services. Patheon agrees to perform, at the Manufacturing Site, the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set forth in this Agreement, required to manufacture Product using the Active Materials and Components as better described in Patheon’s Proposal Ref. N°. C-FEP-83755-R0, attached hereto as Schedule B (“Services”), in the Quality Agreement (attached hereto as Schedule E) and in the following terms and conditions of this Agreement.

Patheon will perform Services for the Territory for the fees specified in Schedule C to manufacture Product for Client and in such quantities as required by Client from time to time in accordance with Schedule D of this Agreement.

(b)	Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and agreed upon. If Patheon manufactures Product in accordance with the agreed upon internal process specifications, the Specifications, the batch production record, cGMP, the Quality Agreement, and Patheon’s standard operating procedures for manufacturing, and a batch or portion of batch of Product does not meet a finished product Specifications, Client will, (provided such non-conformance is not caused by Patheon’s breach of this Agreement), pay Patheon the applicable price per unit for the non-conforming Product.

2.	Payments

Invoices will be sent by fax or email to the fax number or email address given by Client to Patheon in writing. Invoices will be sent when the Product is manufactured and released by Patheon to the Client. Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the invoice covering the shipment. Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 1(d) of Schedule D hereto. Each invoice will, to the extent applicable, identify Client’s purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices within [**] days of the date thereof. If any portion of an invoice is disputed, the Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at [**]% per month which is equal to an annual rate of [**]%.

3.	Supply of API and Components/Equipment:

(a)	Active Materials and Client-Supplied Components. Client will deliver, at least [**] days before the scheduled production date (or such shorter period as may be agreed upon by the parties in writing), the Active Materials (and Client-Supplied Components, if any) to the Manufacturing Site DDP (Incoterms 2010), at no cost or risk to Patheon, with VAT paid by Client, if any, in sufficient quantity to enable Patheon to manufacture the desired quantities of Product and to ship Product on the agreed delivery date (the “Delivery Date”). If the Active Materials and/or Client-Supplied Components, if any, are not received at least [**] days before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials and/or Client-Supplied Components. If Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties, and provided that Patheon will use its good faith efforts to schedule the Services as soon as reasonably practical taking into account Client’s requested delivery date. All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer and the Client, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications.

(b)

Damage/Discrepancies. Within [**] Business Days following Patheon’s receipt of the Active Materials and Client-Supplied Components, Patheon shall inform Client of any damage to the materials received that is visually obvious (e.g., damaged or punctured containers, integrity of pallets and cartons). Patheon will perform analytical testing on the Active Materials (and Client-Supplied Components, if any) in accordance with the Specifications and the Quality Agreement, and will inform Client within [**] Business Days from discovery thereof of (i) any failure of Active Materials and Client-Supplied Components to

conform to the Specifications, which is detectable by Patheon by performing the analytical testing according to the Quality Agreement; or (ii) any discrepancy in identity or quantity actually received versus the packing list and/or the delivery note. In the event such deficiency/discrepancy in the Active Materials and Client-Supplied Components causes Patheon to fail to meet its obligations under this Agreement, Patheon shall be excused from performance to the extent Patheon did not cause such deficiency and such deficiency adversely affects Patheon’s performance under this Agreement.

(c)	Patheon and the Client will reasonably cooperate to permit the import of the Active Materials to the Manufacturing Site. Client’s obligation will include obtaining the proper release of the Active Materials from the applicable Customs Agency and Regulatory Authority. Client or Client’s designated broker will be the “Importer of Record” for Active Materials imported to the Manufacturing Site. Title to the Active Materials will at all times remain the property of Client. The Active Materials will be held by Patheon on behalf of Client as set forth in this Agreement, the Specifications provided by Client, the Quality Agreement, and with Applicable Laws, including without limitation cGMPs. Patheon shall be responsible and liable for the proper care, handling, and storage of Active Materials in accordance with Specifications provided by Client, the Quality Agreement, and with Applicable Laws, including without limitation cGMPs, such responsibility to commence upon receipt at the Manufacturing Site and end upon delivery of Product by Patheon as specified in this Agreement. Without limiting the generality of the foregoing, Patheon will handle and store all Active Materials in a manner so as not to intermingle Active Materials with any other substances or risk contamination. If any Active Material is lost, damaged or contaminated following delivery to the Manufacturing Site, including due to Patheon’s failure to perform the Services in accordance with this Agreement, Patheon shall, subject to the limitations on liability set forth in Section 6.C.(d) below, reimburse Client within [**] days after the applicable calendar quarter for the replacement cost of such materials, or at Client’s option, shall credit Client such replacement cost against future invoices for the Product owing hereunder. Any Active Materials received by Patheon will only be used by Patheon to perform the Services.

(d)	If Client asks Patheon to qualify an additional source for the Active Material or any Component, Patheon will, at Client’s cost, utilize appropriate change control procedures as identified in the Quality Agreement to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The parties will mutually agree upon the scope of work to be performed by Patheon at Client’s cost. Section 1(b) of the Agreement will apply to all Product manufactured using the newly approved Active Material or Component because of the limited material characterization that is performed on additional sources of supply.

(e)	Components. Patheon will purchase and test all Components (with the exception of Client-Supplied Components) at Patheon’s expense and as required by the Specifications.

(f)	If any capital equipment expenditures are required to perform the Services, and such equipment is to be exclusively dedicated to the Product, the rights and obligations of the parties and the ownership and use of the equipment will be addressed in a separate agreement between the parties.

4.	Term, Termination:

4.1	Initial Term.

This Agreement will become effective as of the Effective Date and will continue for three (3) years (the “Initial Term”), unless terminated earlier by one of the parties in accordance herewith. This Agreement will automatically renew after the Initial Term for successive terms of two Years each, unless either party gives written notice to the other party of its intention to terminate this Agreement at least 18 months prior to the end of the then current term.

4.2	Termination for Cause.

(a)	Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement within 90 days following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 4.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement under this Section 4.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.

(b)	Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.

(c)	Client may terminate this Agreement upon 30 days’ prior written notice if any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product. But if this occurs, Client must still fulfill all of its obligations under Section 4.4 below.

(d)	Patheon may terminate this Agreement upon six months’ prior written notice if Client assigns under Section 10A any of its rights under this Agreement to an assignee that, in the opinion of Patheon acting reasonably, is: (i) not a credit worthy substitute for Client; or (ii) a Patheon Competitor; or (iii) an entity with whom Patheon has had prior unsatisfactory business relations, as jointly discussed in good faith with the Client.

4.3	Product Discontinuation

Client may terminate this Agreement on at least twelve (12) months’ notice if it intends to no longer order Services for a Product due to this Product’s discontinuance in the market.

4.4	Obligations on Termination.

If this Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(a)	Client will take delivery of and pay for all undelivered Products that are manufactured and/or packaged under a Firm Order, at the price in effect at the time the Firm Order was placed;

(b)	Client will purchase, at Patheon’s cost (including all reasonable costs incurred by Patheon for the purchase and handling of the Inventory), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Schedule D, Section 1(d), unless such Inventory can be, with Client’s written approval, used by Patheon in the manufacture of product for Patheon’s other customers;

(c)	Client will satisfy the purchase price payable under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Schedule D, Section 1(d), and provided such orders are non-cancellable (if the orders may not be cancelled without penalty, the same will be assigned to and satisfied by Client);

(d)	Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site;

(e)	Except for termination by Patheon under Section 4.2(a), (b) and (d), at Client’s request, Patheon shall evaluate, in its reasonable discretion, if it can continue to manufacture Products for Client and its Affiliates until such time as Client has successfully transitioned manufacture of the Products to an alternate supplier; For sake of clarity, if Patheon, acting reasonably, does not intend to continue the supply of Product, as per the above provisions, Patheon shall not be obliged to do so;

(f)	If requested by Client and if agreed between the Parties, Patheon shall provide reasonable assistance to Client, at Client’s sole reasonable cost on a time and materials basis, to (i) assist Client in the transfer of relevant manufacturing technology and information to an alternate supplier’s manufacturing facility, (ii) participate in teleconferences with Client in connection with the transfer, and/or (iii) provide requested documentation to Client, at Client’s sole cost, in order to effectuate such transition.

(g)	Subject to Section 4.4(e) above, Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s) within [**] Business Days following the completion, termination, or expiration of the Agreement) all unused Active Material and Client-Supplied Components, all applicable Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove the Client Property within the required period specified above, Client will pay Patheon storage fees as set forth in Schedule C, Section 4, for storing the Client Property and will assume any third party storage charges invoiced to Patheon regarding the Client Property. Patheon will invoice Client for the storage charges as set forth in Section 2 of this Agreement.

5.	Inventions; Intellectual Property:

(a)	For the term of this Agreement, Client hereby grants to Patheon and its Subcontractor a limited, non-exclusive, paid-up, royalty-free non-transferable, non-sub-licensable save to Patheon’s permitted sub-contractors license of Client’s Intellectual Property which Patheon must use in order and solely for Patheon to perform the Manufacturing Services. The foregoing license shall terminate immediately upon termination or expiry of this Agreement.

(b)	All Intellectual Property generated or derived by Patheon while performing the Services, to the extent it is specific to, or dependent upon, the development, manufacture, use, and sale of Client’s Product that is the subject of the Services, will be the exclusive property of Client. Patheon hereby assigns to Client, all right, title and interest in and to any and all Intellectual Property generated or developed by Patheon while performing any Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or dependent upon, Client’s Active Material or Product to the extent effective in advance, and where not effective shall promptly do and ensure that its representatives do all acts and sign all documents necessary to perfect Client’s right, title and interest in and to such Intellectual Property as shall be reasonably requested by Client, at Client’s expense.

(c)	All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable, license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services in connection with the Product(s).

(d)	Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)	Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.

(f)	Subject to Subsections above of this Section 5, all Client Intellectual Property will be owned by Client and all Patheon Intellectual Property will be owned by Patheon. Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

6.	Indemnity:

A.	Indemnification by Client

Client agrees to defend and indemnify Patheon, its Affiliates and their officers, employees, and agents against all losses, damages, costs, expenses (including reasonable attorneys’ fees), claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of infringement or alleged infringement of any third party rights, including any claim of infringement or alleged infringement of any intellectual property rights of third parties, in the Products, in the performance of Services, on the Specifications, or any portion thereof (except to the extent such claim is subject to Patheon’s indemnity obligations pursuant to Section 6B), or any claim of personal or bodily injury or property damage to the extent that the injury or damage is the result of a breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, or agents and provided however that for the purposes of this Section 6.A, any Client’s warranty contained herein shall be read without giving effect to any knowledge qualifier.

If a claim occurs, Patheon will:

(a)	promptly notify Client of the claim;

(b)	use commercially reasonable efforts to mitigate the effects of the claim;

(c)	reasonably cooperate with Client in the defense of the claim; and

(d)	permit Client to control the defense and settlement of the claim, all at Client’s cost and expense, provided, however, that

(i)	Patheon may join in the defense and settlement of such claim or proceeding and employ counsel at its own expense; and

(ii)	Client may not settle any claim or proceeding without Patheon’s written consent, unless such settlement includes a release of all covered claims or proceedings pending against Patheon, contains no admission of liability or wrongdoing by Patheon, and imposes no material adverse obligations upon Patheon.

B.	Indemnification by Patheon

Patheon agrees to defend and indemnify Client, its Affiliates to whom rights under this contract have been assigned in accordance with Section 10A, and their respective officers, employees, and agents against all losses, damages, costs, expenses (including reasonable attorneys’ fees), claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to (i) any claim of personal or bodily injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Services in accordance with the Specifications, cGMPs, the Quality Agreement and/or Applicable Laws except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Client, its officers, employees, agents, or Affiliates; (ii) a breach of Patheon’s confidentiality obligations under the Confidentiality Agreement provided under Section 10F; and/or (iii) any infringement or alleged infringement of a third party’s Intellectual Property rights due to Patheon’s breach of its warranties under Section 7.B(d), provided however that for the purposes of this Section 6.B.(iv), the warranty referenced shall be read without giving effect to any knowledge qualifier.

C.	Limitation of Liability

(a)

Defective Product. Client has the right to reject the whole or any portion of any lot of Products that deviates from the Specifications, cGMPs, the Quality Agreement, or Applicable Laws without invalidating any remainder of the lot. Client will inspect the Products manufactured by Patheon upon receipt and will give Patheon written notice (a “Deficiency

Notice”) of all claims for Products that deviate from the Specifications, cGMPs, the Quality Agreement, or Applicable Laws within [**] days after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within [**] days after discovery by Client, but not after the expiration date of the Product). Should Client fail to give Patheon the Deficiency Notice within the applicable [**] day period, then the delivery will be deemed to have been accepted by Client on the [**] day after delivery or discovery, as applicable. Patheon will have no liability for any deviations for which it has not received notice within the applicable [**] day period.

(b)	If Client rejects Products in accordance with the provisions above of Section 6C(a) and the deviation is determined to have arisen from Patheon’s failure to provide the Services in accordance with the Specifications, cGMPs, the Quality Agreement, or Applicable Laws, then Client’s sole remedy will be to request Patheon to:

•	repeat that part of the Service at Patheon’s costs, if Client supplies the Active Material and Client-Supplied Components;

•	offset the amount paid against other amounts due to Patheon hereunder; or

•	reimburse Client for the price for that part of the Service.

If Patheon is unable to replace the returned Products, then Patheon will reimburse Client for the price that Client paid to Patheon for Services for the affected Products and for the replacement cost of the Active Materials and Client-Supplied Components incorporated into the defective Products, subject to the limitation of liability specified in Section 6C(d). In all other circumstances, returns or other corrective actions will be made at Client’s cost and expense.

Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under this Section 6C(a-b-c). In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Services, for any damaged, defective, returned, or Recalled Products.

(c)

Recalled/Returned Product. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Services in accordance with the Specifications, cGMPs, the Quality Agreement, or Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will, at Patheon’s expense and at Client’s option, either replace the Recalled or returned Products with new Products, contingent upon and within [**] calendar days of the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Products, or reimburse Client for the price that Client paid to Patheon for Services for the affected Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be subject to the limitation of liability specified in Section 6.C.(d). In all other circumstances, Recalls, returns, or other corrective actions will be made at Client’s cost and expense.

To the extent replacement Product is provided by Patheon pursuant to Section 6.C.(b) or (c) above, such replacement batches shall [**].

(d)	Active Material liability. Under no circumstances whatsoever will Patheon reimburse Client for the cost of the Active Material except if the loss of Active Material occurs because of Patheon’s negligence or willful misconduct. In any event, and subject to Section 6C(a) above, Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed in the aggregate in any Year 10% of revenues in said Year to Patheon pursuant to this Agreement.

(e)	Maximum Liability. Except in respect of liability arising under Section 6B in respect of indemnity for third party claims or under the Confidentiality Agreement dated 19th March 2013 for breach of the confidentiality obligations therein provided, Patheon’s maximum liability to Client under this Agreement for any reason whatsoever, including, without limitation, any liability arising or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement will not exceed in the aggregate for all claims in any Year 10% of revenues in said Year to Patheon pursuant to this Agreement.

(f)	For the sake of clarity, Patheon’s maximum aggregate liability to Client for any obligation to (i) refund, offset or replace any defective Product under Section 6.C(b) or replace any recalled Products under Section 6.C(c), will not exceed 100% of the Price for the defective or recalled Product as applicable. This Section 6.C(f) shall not be subject to Section 6.C(e).

(g)	Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of the damages. This Subparagraph 6C(e) shall not apply to damages due to a party’s breach of its confidentiality obligations under Subparagraph 10F (Confidentiality).

(h)	Death, Personal or Bodily Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement shall act to exclude or limit either party’s liability for personal or bodily injury, death, or fraudulent misrepresentation caused by the negligence of either party.

D.	Sole Remedy

Except for the indemnity set forth in Section 6B (Indemnification by Patheon) and subject to the limitations set forth in Section 6C (Limitation of Liability), the remedies described in Section 6C and in Section 4.2 (Termination for Cause) will be Client’s sole remedies for any failure by Patheon to provide the Services in accordance with the Specifications, cGMPs, and Applicable Laws. For the avoidance of doubt, the remedies described in Section 6C and Section 4.2 (Termination for Cause) are to be cumulative and not in lieu of other remedies provided by those Articles.

7.	Warranties

A.	Client Warranties.

Client covenants, represents, and warrants that:

(a)	Non-Infringement.

(i)	the Specifications for each of the Products are its or its Affiliate’s property and that Client may lawfully disclose the Specifications to Patheon;

(ii)	to the best of Client’s knowledge and belief, any Client Intellectual Property, used by Patheon in performing the Services according to the Specifications (A) is Client’s or its Affiliate’s unencumbered property or is exclusively licensed to Client, and (B) may be lawfully used as directed by Client;

(iii)	the performance of the Services by Patheon for any Product under this Agreement, except for any Patheon Intellectual Property rights used therefor, and/or to the best of Client’s knowledge and belief, the use or other disposition of any Active Materials or Product by Patheon as may be required to perform its obligations under this Agreement, does not infringe any valid and enforceable third party Intellectual Property rights;.

(iv)	as of the Effective Date, to the best of Client’s knowledge and belief, there are no actions or other legal proceedings, concerning the infringement of third party Intellectual Property rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;

(b)	Quality and Compliance.

(i)	the Specifications for all Products conform to all applicable cGMPs and Applicable Laws;

(ii)	the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully used, sold and distributed in every jurisdiction in which Client markets the Products; in accordance with the relevant Marketing Authorization, and (ii) will be sold by Client in a safe and responsible manner.

(iii)	on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

B.	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Services in accordance with the Specifications, cGMPs, the Quality Agreement, and Applicable Laws;

(b)	all Product, upon delivery EXW at the Facility to Client or to a party of Client’s designation, shall (i) fully conform to the applicable Specifications and release information; (ii) have been manufactured in compliance with the applicable regulatory requirements, cGMPs, the Specifications, the Quality Agreement, and all Applicable Laws; and (iii) not be adulterated or misbranded within the meaning of any Applicable Law;

(c)	Patheon has, and shall use commercially reasonable efforts to maintain the resources and personnel necessary to fully perform its obligations under this Agreement in a timely manner; and without limiting Patheon’s personnel training and qualification obligations under the Quality Agreement (as applicable), any individual used by Patheon to perform the Services are, and will continue to be, qualified and have, and will continue to have, sufficient technical expertise to perform Patheon’s obligations under this Agreement;

(d)	to the best of Patheon’s knowledge and belief, any Patheon Intellectual Property used by Patheon or its Affiliates to perform the Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon and its Affiliates, and (iii) does not infringe and will not infringe any third party rights in the Territory.

C.	No warranty. NEITHER PARTY MAKES ANY WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. NEITHER PARTY MAKES ANY WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCTS.

8.	Cooperation

(a)	Quarterly Review. Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

(b)	Governmental Agencies. Subject to Section 8(h), each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding the Products if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, a party will permit the other party to accompany and take part in any communications with the agency, and to receive copies of all communications from the agency.

(c)	Records and Accounting by Patheon. Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations, in accordance with the Quality Agreement. Client is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Client, in accordance with the Quality Agreement.

(d)	Inspection. Client, and/or Client officially authorised representatives under express duty of confidentiality to Patheon and upon prior written consent of Patheon, such consent not to be unreasonably withheld, conditioned, or delayed, may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, and on dates mutually acceptable to the parties, but a Patheon representative must be present during the inspection.

(e)	Access. Patheon will give Client, and/or officially authorised Client representatives under express duty of confidentiality to Patheon and upon prior written consent of Patheon, such consent not to be unreasonably withheld, conditioned, or delayed, reasonable access at agreed times to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, the Quality Agreement, and Applicable Laws. But, with the exception of “for-cause” audits, or as otherwise provided for in the Quality Agreement, Client will be limited each Year to [**], lasting no more than [**] days, and involving no more than [**] auditors. Client may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee as set out in Schedule C, Paragraph 5. The right of access set forth in this Section 8(e) will not include a right to access or inspect Patheon’s financial records.

(f)	Notification of Regulatory Inspections. Patheon will permit Regulatory Authorities to inspect its facilities and otherwise cooperate fully with Regulatory Authorities in connection with the approval process and continuing registration and/or licenses for Products. Patheon will notify Client of any inspections scheduled by any governmental agency in accordance with the terms and conditions of the Quality Agreement. Patheon will also notify Client within [**] (or as otherwise indicated in the Quality Agreement), of receipt of any form 483’s or warning letters or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products. For clarity, the fees set forth in Section 8(e) relating to additional audits shall not apply to audits by Regulatory Authorities pursuant to this Section 8(f).

(g)	Reports. Patheon will supply on an annual basis all Product data in its control, including without limitation release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), processing related technical records, and any other data generated or obtained by Patheon in connection with this Agreement, that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including without limitation any annual report that Client is required to file with the FDA or reports that Client is required to file with other Regulatory Authorities. At Patheon’s request, Client will provide a copy of the relevant sections of the Annual Product Review Report to Patheon at no cost. Any data requested by Client pursuant hereto may be subject to an additional fee to be agreed upon between Patheon and the Client; provided however, that such fee shall not exceed Patheon’s standard fee then in effect for such services. For the avoidance of doubt, the obligations of confidentiality set forth in Section 10.F. below shall not prevent Client from disclosing information provided hereunder to Regulatory Authorities as may be required to obtain or maintain product approvals.

(h)	Regulatory Filings: Starting from the date of execution of this Agreement, in respect of all future documentation, prior to filing with the Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) portion of the New Drug Application or of the Abbreviated New Drug Application, Client will give Patheon a copy of the CMC portion relevant to Patheon’s Services, as well as all supporting documents which have been relied upon to prepare such CMC portion. This disclosure will permit Patheon to verify that the CMC portion accurately describes the Services that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Patheon requires [**] days to perform this review but the parties shall agree to a shorter time for the review to the extent required to meet regulatory deadlines. If Client does not give Patheon the documents requested above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its reasonable discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.

(i)	Recall/Return of Product. Patheon and Client will each maintain records necessary to permit a Recall of any Products delivered to Client or customers of Client. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. Client will have the responsibility for handling customer returns of Product. Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.

(j)	Manufacturing Site, Operations. With respect to its overall operations or the Manufacturing Site, (i) to the best of its knowledge and belief, Patheon shall, during the Term, be in material compliance with Applicable Laws; (ii) Patheon has not received any warning letters or other similar communication related to the Manufacturing Site or its operations from or on behalf of a governmental agency, relating directly or indirectly to the manufacture of the Product; and (iii) any deficiencies noted or otherwise referenced in any Form FDA-483 issued to Patheon have been corrected, or communicated in writing to Client, prior to the Effective Date.

9.	Shipping:

Shipments of Products will be made EXW (Incoterms 2010) Patheon’s shipping point. Risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon will, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications.

10.	Miscellaneous:

A.	Assignment and Subcontracting

Patheon may not assign this Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld. The parties acknowledge that Patheon may arrange for subcontractors to perform specific testing services arising under this Agreement without the consent of Client. Further it is specifically agreed that Patheon may subcontract the Services under this Agreement to its Affiliate, Patheon [**], (“Subcontractor”), provided however, that all Services shall be performed at the Manufacturing Site. Client will have a right of access to the Subcontractor’s Manufacturing Site for auditing purposes, in accordance with the terms and conditions set out in Section 8. The subcontracting of any Services hereunder to the Subcontractor by Patheon shall not relieve Patheon of, and Patheon shall remain solely liable for, its obligations under this Agreement. Subject to Section 4.2(d), Client may assign this Agreement or any of its associated rights or obligations without approval from Patheon. Client will give Patheon prior written notice of any assignment and any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement. Any partial assignment will be subject to Patheon’s cost review of the assigned Products and Patheon may terminate this Agreement or any assigned part thereof, on 12 months’ prior written notice to Client and the assignee if good faith discussions do not lead to agreement on amended Service fees within a reasonable time. Despite the foregoing provisions of this Section 10A, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder. If the assignee Affiliate is not deemed credit worthy by Patheon, acting reasonably, then Patheon may require Client to enter into a parent company guarantee of assignee’s obligations hereunder as a pre-condition to such assignment. For purposes of this Agreement, “Affiliate” means an entity controlling, controlled by or under common control with another entity, where control is defined as ownership, directly or indirectly, of more than 50% of the voting rights in the entity.

B.	Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the party, including, but not limited to, strikes or other labour disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment not caused by lack of recommended maintenance, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

C.	Survival

Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement. The Confidentiality Agreement and Sections 2 (Payments) (to the extent such payments became due and payable prior to the termination or expiration), 4.4 (Obligations on Termination), 5 (Inventions, Intellectual Property), 6 (Indemnity and Limitations), 7 (Warranties), 8 (Cooperation) (i.e. to the extent such provisions by their nature survive expiration or termination), 9 (Shipping), 10C (Survival), 10O (Choice of Law) and 10F (Confidentiality), Schedule A (as relevant), Schedule C (Section 1, Section 2.1(b), Section 2.3, Section 4, Section 7), Schedule D (Payments due under Section 3 to the extent such payments became due and payable prior to the termination or expiration) of the Agreement will survive the expiration or termination of this Agreement.

D.	Independent Contractors

The parties are independent contractors and this Agreement will not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

E.	Permits

Without prejudice to Patheon’s obligations under the following provisions of this Section 10E, Client will be solely responsible for obtaining or maintaining, prior to any distribution or marketing of the Products or at all relevant times, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals. Patheon will maintain, at its own expense (save as set out in this Agreement), at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Services.

F.	Confidentiality

The Confidentiality Agreement entered into between Cangene Corporation (an Affiliate of CNJ Holdings Inc.) and Patheon on 19th March 2013 will apply to all confidential information about the parties (and their Affiliates) and the Services to be conducted under this Agreement and the Confidentiality Agreement is deemed to be incorporated herein by reference. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Agreement, then the terms of the Confidentiality Agreement will nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Agreement and for five years thereafter.

G.	Authority

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

H.	Other Terms

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

I.	Insurance

Each party will maintain during the term of this Agreement general liability and product liability insurance. Either party may request evidence of this insurance.

J.	No Third Party Benefit or Right

For greater certainty, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

K.	Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by telecopy, facsimile communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mail addresses set forth below:

If to Client :

●

Attention: General Counsel

CNJ Holdings Inc.

c/o Emergent BioSolutions Inc.

400 Professional Drive, Suite 400

Gaithersburg, MD 20879

With a copy to:

Attention: Legal Affairs

CNJ Holdings Inc. c/o Emergent BioSolutions

155 Innovation Drive, Winnipeg, MB, Canada R3T 5Y3 •

Telecopier No.: [**]

If to Patheon:

Patheon UK Limited

Kingfisher Drive

Covingham

Swindon Wiltshire SN3 5BZ

England

Attention: Legal Director

Facsimile No: [**]

L.	Entire Agreement.

This Agreement is the complete agreement between the parties for this subject matter and supersedes all other prior agreements and understandings, whether written or oral. Any modifications, amendment or supplement to this Agreement must be in writing, expressly intending to vary the terms of this Agreement, and signed by authorized representatives of both parties. The terms and conditions of this Agreement may not be varied by the terms of Client’s purchase order.

M.	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

N.	Facsimile.

This Agreement may be signed in counterparts and by facsimile or by “pdf.”

O.	Choice of Law.

This Agreement is governed by the laws of the State of New York, without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s laws. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts within the State of New York for all matters related to this Agreement.

11.	Schedules

The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A—Definitions

Schedule B—Patheon Proposal Ref. n. C-FEP-83755-R0

Schedule C—Fees and Adjustments to Fees

Schedule D—Orders and Forecast, Minimum Order Quantity, Annual Yearly Value

Schedule E—Quality Agreement

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON UK LIMITED

By:	/s/ Mark Newton
Name:	Mark Newton 28 May 2015
Title:	Dir EU BDS

CNJ HOLDINGS INC. d/b/a Emergent BioSolutions

By:	/s/ Sean M. Kirk
Name:	Sean M. Kirk 27 May 2015
Title:	SVP, Operations

Finance Approved /s/ illegible May 26, 2015

Schedule A

Definitions

“Active Material” “Active Pharmaceutical Ingredients” or “API” means coagulation factor IX (recombinant) drug substance;

“Active Material Value” means value of the Active Materials for certain purposes of this Agreement, as set forth in a separate letter to be provided by Client to Patheon prior to the execution of this Agreement;

“Actual Yearly Value” or “AYV” means the value of Services ordered and purchased by Client in any Year of this Agreement as set forth in Schedule D;

“Applicable Laws” means (i) for Patheon, the Laws of the jurisdiction where the Manufacturing Site is located; and (ii) for Client and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed, and marketed as these are agreed and understood by the parties in this Agreement;

“Authority” means any (a) federal, state, provincial, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any duly authorized court or other tribunal, including an arbitral tribunal); (c) multi-national organization or body; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the UK, [**], or Manitoba, Canada;

“Binding Yearly Value” or “BYV” means the minimum contractual value of Services to be ordered and purchased by the Client in any Year of this Agreement as set forth in Schedule D;

“Breach Notice” has the meaning set forth in Section 4.2(a);

“cGMPs” means, as applicable, current good manufacturing practices as described in:

(a)	Division 2 of Part C of the Food and Drug Regulations (Canada);

(b)	Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations (“C.F.R.”) and the supplementary requirements for biologics set forth in Parts 600 to 680 of Title 21 of the C.F.R. (as applicable); and

(c)	EC Directive 2003/94/EC,

together with the latest Health Canada, FDA, EMA, and International Conference on Harmonization (ICH) guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client Intellectual Property” means Intellectual Property generated or derived by Client before or after entering into this Agreement (including without limitation all information, documents, or materials containing Intellectual Property that Client provides to Patheon in connection with the performance of this Agreement), or by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or dependent upon, Client’s Active Material or Product;

“Client Property” will have the meaning specified in Section 4.4(g);

“Client-Supplied Components” means those Components to be supplied by Client or that have been supplied by Client;

“Components” means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture the Products in accordance with the Specifications, other than the Active Materials; “Deficiency Notice” has the meaning set forth in Section 6C(a);

“Delivery Date” has the meaning set forth in Section 3(a);

“Effective Date “ has the meaning set forth of the first page of the Agreement;

“Firm Order” has the meaning set forth in Schedule D, Section 1(b);

“Initial Term” has the meaning set forth in Section 4.1;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, know how, and any other intellectual property or proprietary rights recognized in any country or jurisdiction worldwide now or in the future;

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials;

“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Manufacturing Site” means the facility owned and operated by Patheon’s Affiliate, Patheon [**];

“Patheon Competitor” means a business that derives greater than 50% of its revenues from performing contract pharmaceutical development or commercial manufacturing services; provided however, that Affiliates of Client shall be excluded from this definition;

“Patheon Intellectual Property” means Intellectual Property (i) generated or derived by Patheon before performing any manufacturing Services, or (ii) developed by Patheon while performing the manufacturing Services or otherwise generated or derived by Patheon in its business provided that (a) such Intellectual Property does not arise from, is not based on or does not relate to Patheon’s use of Client Confidential Information or the Active Material or Product(s); (b) reasonably could be used by Patheon without revealing or disclosing any Client Confidential Information; and (c) can be used for purposes not exclusively related to the Client Confidential Information, Active Material or Product(s), including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);

“Product” means IXINITY™;

“Quality Agreement” means the agreement between the Parties that sets out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client (Schedule E);

“Recall” means any action (i) by Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall will also include any action by either party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped;

“Regulatory Authority” means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products, including the Products;

“Remediation Period” has the meaning set forth in Section 4.2(a);

“Services” has the meaning set forth in Section 1(b);

“Specifications” means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in Schedule A and which contains documents relating to each Product, including, without limitation:

(a)	specifications for Active Materials and Components;

(b)	manufacturing specifications, directions, and processes;

(c)	storage requirements;

(d)	all environmental, health and safety information for each Product including material safety data sheets;

(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product; and

(f)	quality control and quality assurance testing.

all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;

“Subcontractor” has the meaning set forth in Sections 10A;

“Territory” means the geographic area of the United States of America and the twenty-eight Member States of the European Union or as otherwise agreed by the Parties during the term of this Agreement.

“Year” means the 365-calendar day period from the Effective Date.

Schedule B

Patheon Proposal Ref. N. C-FEP-83755-R0

Manufacturing Assumptions:

[**]

Packaging Assumptions:

[**]

Testing Assumptions:

[**]

The following cost items are included in the Price for the Products:

[**]

Schedule C

Fees, Adjustments

1.	First Year Pricing.

•	Euro [**] per batch (without Components)

•	Euro [**] per batch (including Components)

“Price” means the price per batch of Product, measured in EURO to be charged by Patheon for performing the Services, and, where stated, includes the cost of Components (other than Client-Supplied Components) and certain cost items as set forth in Schedule B, but excludes, for the sake of clarity, the annual stability testing costs .

The tiered Price and annual stability Price for the Products for the first Year as set out in the table above shall remain fixed throughout the term of this Agreement, subject to the adjustments expressly set forth in Section 2 below.

Unless otherwise specifically stated in this Agreement, all monetary amounts to be paid by either party pursuant hereto are to be paid in EURO.

2.	Price Adjustments

2.1	Price Adjustments – Subsequent Years’ Pricing.

(a)	After the first Year, Patheon may adjust the Price effective January 1st of each Year as follows:

(i)	Manufacturing and Stability Testing Costs. Patheon may adjust the Price for inflation, based upon any increase in the Consumer Price Index, published by ISTAT in August of the preceding Year compared to the final number for the same month of the Year prior to that, unless the parties otherwise agree in writing. This index is set forth at the following web address: http://www.istat.it/salastampa/comunicati/in_calendario/ precon/20110114_00/ the inflation. By no later than [**] of each Year, Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year.

(ii)	Component Costs. If Patheon incurs an increase in Component costs during any given Year; Patheon may increase the Price for the next Year to pass through the additional Component costs. By no later than [**] of each Year, Patheon will give Client information and supporting documentation about the increase in Component costs which will be applied to the calculation of the Price for the next Year and that reasonably demonstrates that the Price increase is justified. As Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers, Patheon has the right to provide Client with redacted documentation as necessary to comply with its confidentiality obligations vis-à-vis third parties.

(iii)	Pricing Basis. Client acknowledges that the Price in any Year is quoted based upon the Minimum Order Quantity specified in Schedule D, Paragraph 2. If a change to the Minimum Order Quantity is requested by Client, then Patheon will be entitled to an adjustment to the Price to compensate it for the increased costs, if any. For greater certainty, if Patheon and Client agree that the Minimum Order Quantity will be reduced and, as a result of the reduction, Patheon demonstrates to Client that its costs to perform the Services or to acquire the Components for the Product will increase on a per unit basis (including the amount of the increase), then Patheon may increase the Price by an amount sufficient to absorb the documented increased costs. By no later than [**] of each Year, Patheon will give Client a statement and supporting documentation setting forth the information to be applied in calculating those cost increases for the next Year. As Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers, Patheon has the right to provide Client with redacted documentation as necessary to comply with its confidentiality obligations vis-à-vis third parties.

(b)	Termination Right for Pricing Adjustments. For all Price adjustments under this Section 2.1, Patheon will deliver to Client on or about [**] (and in any event, no later than [**]) of each Year a revised Table for Schedule C to be effective for Product delivered on or after the first day of the next Year. If the pricing adjustments, in the aggregate, permitted to be made under this Agreement (including without limitation this Article 2) with respect to the Price for the Product in any Year exceed the then-current Price by more than [**] percent (+[**]%), then the Parties shall negotiate in good faith the price adjustments. If the Parties, acting reasonably and in good faith, do not reach an agreement on the price adjustments within [**] months from the date on which Client receives written request of a Price adjustment from Patheon, then either Party will have the right to terminate the Agreement by providing the other Party with a written notice of termination. Such written notice of termination, if any, must be delivered within thirty (30) days following the expiry of the said [**]-month period of the date on which Client receives notice of a Price adjustment that would result in the foregoing [**] percent ([**]%) threshold being exceeded, and termination of the Agreement will be effective [**] months after the delivery of such written termination notice. If the Agreement is so terminated, then during the period prior to termination, the Price for the Product in effect prior to such adjustment will prevail.

2.2	Price Adjustments - Current Year Pricing.

During any Year, the Prices set out in this Schedule C will be adjusted as follows:

Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to an adjustment to the Price for any affected Product to compensate it for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by [**]% of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [**]% of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.

For a Price adjustment under this Section 2.2, Patheon will deliver to Client a revised Table for this Schedule C and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. As Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers, Patheon has the right to provide Client with redacted documentation as necessary to comply with its confidentiality obligations vis-à-vis third parties. The revised Price will be effective for any Product delivered on or after the first day of the month following Client’s receipt of the revised Schedule C.

2.3	Adjustments Due to Technical Changes.

Amendments to the Specifications, to any manufacturing/packaging requirements (including the analytical methods) and/or to the Quality Agreement requested by Client will only be implemented following a technical and cost review, and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment. The parties shall use good faith efforts to agree upon any such increase or decrease in the Price and the date for implementation of any such amendment. Amendments to the Specifications, to any manufacturing/packaging requirements, the Quality Agreement, and/or to the Manufacturing Site requested by Patheon, shall only be implemented: (i) following the written approval of Client, the approval not to be unreasonably withheld; and (ii) utilizing appropriate change control procedures as identified in the Quality Agreement. If Client accepts a proposed Price change (i.e. in respect of an amendment implemented pursuant to this Section 2.3, requested by Client), the proposed change in the Specifications will be implemented at Client’s cost, and the Price change will become effective, only for those orders of Products that are manufactured/packaged under the revised Specifications. In addition, in respect of Inventory or Components subject to an amendment requested by Client, (a) Client agrees to purchase, at Patheon’s cost (including all reasonable costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory used under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 1(d) of Schedule D, provided that the Inventory can no longer be used under the revised Specifications, or used by Patheon in the manufacture of product for Patheon’s other customers; and (b) open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 1(d) of Schedule D will be cancelled where possible, and if the orders may not be cancelled without penalty, will be assigned to and satisfied by Client.

2.4	Multi-Country Packaging Requirements.

If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside of the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional costs for Components (other than Client-Supplied Components) and the changeover fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

3.	Intentionally Omitted.

4.	Storage Fees.

Storage Fees: € [**] per pallet, per month for storing the Components or finished Product

Storage Fees: for Components or Product which contain controlled substances or require refrigeration will be charged at €[**] per pallet per month. Storage fees are subject to a [**] minimum charge per month.

5.	Audit.

Fees for additional audits as per Section 8(e): €[**] for each additional audit day and €[**] per audit day for each additional auditor.

6.	Annual Stability Testing

Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products. The said agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing.

7.	Taxes.

(a)	The Client will bear all taxes, duties, levies and similar charges (and any related interest and penalties) (“Tax” or “Taxes”), however designated, imposed as a result of the provision by the Patheon of Services under this Agreement, except:

(i)	any Tax based on net income or gross income that is imposed on Patheon by its jurisdiction of formation or incorporation (“Resident Jurisdiction”);

(ii)	any Tax based on net income or gross income that is imposed on Patheon by jurisdictions other than its Resident Jurisdiction if such tax is based on a permanent establishment of Patheon; and

(iii)	any Tax that is recoverable by Patheon in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (“VAT”, as more fully defined in subparagraph (d) below), Goods & Services Tax (“GST”) and similar taxes.

(b)	If the Client is required to bear a tax, duty, levy or similar charge pursuant to this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, the Client will pay such tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority as are necessary to ensure that the net amounts received by Patheon hereunder after all such payments or withholdings equal the amounts to which Patheon is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not exist.

(c)	Patheon will not collect an otherwise applicable tax if the Client’s purchase is exempt from Patheon’s collection of such tax and a valid tax exemption certificate is furnished by the Client to Patheon.

(d)	If subparagraph 7 (a)(iii) above does not apply, any payment due under this Agreement for the provision of Services to the Client by Patheon is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as “VAT”). In the event that any VAT is payable on a Service supplied by Patheon to the Client under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) the Client. If VAT on the supplies of Patheon is payable by the Client under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), the Client will ensure that Patheon will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to the Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by the Client, if the Client is permitted by law to do so.

(e)	Any Tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Client to Patheon whether due pursuant to this Agreement or otherwise.

Schedule D

Orders and Forecasts, Minimum Order Quantities, Annual Yearly Volumes

1.	Orders and Forecasts.

(a)	Rolling [**] Month Forecast. When this Agreement is executed, subject to Section 1(b) and Section 3 below, Client will give Patheon an initial non-binding [**] month forecast of the volume of Product that Client expects to order in the first [**] months of commercial manufacture of the Product by Patheon. Each monthly forecast shall be sent to Patheon by email. This monthly forecast will then be updated by Client on or before the [**] day of each month on a rolling forward basis. Client will update the monthly forecast forthwith if it determines that the volumes estimated in the most recent forecast have changed by more than +/-[**]. Within [**] Business Days of receipt of each forecast, Patheon shall provide Client with a non-binding feasibility opinion of Patheon’s ability to meet such forecast. If for any reason Patheon is, or reasonably believes that it may be, unable to deliver the quantity of Product identified in a forecast, Patheon shall promptly notify Client. The most recent [**] month forecast will prevail. Each Forecast shall be made in number of batches.

(b)	Firm Orders. On a rolling basis during the term of this Agreement, Client will issue, consistent with Subparagraph (a) above, an updated [**] month forecast on or before the [**] day of each month. This forecast will start on the first day of the next month. The first [**] months of this updated forecast will be considered binding firm orders. Concurrent with the [**] month forecast, Client will issue a new firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and when accepted by Patheon pursuant to Section 1(c) below (such acceptance not to be unreasonably withheld), for Patheon to manufacture and deliver the agreed quantity of the Products identified for the first [**] months of the most recent forecast. The delivery date will not be less than [**] days following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Client’s purchase order number, quantities of batches by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products. Subject to the exceptions expressly provided for in this Agreement, the quantities of Products ordered in those written orders will be firm and binding on Client and may not be changed by Client.

(c)	[**] Month Forecast. On or before the [**] of each Year, Client will give Patheon a written non-binding [**]-month forecast, broken down by quarters, of the volume of each Product Client then anticipates will be required to be manufactured and delivered to Client during the [**]-month period.

(d)	Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Client within [**] Business Days of its receipt of the Firm Order. The acknowledgement will include, subject to confirmation from the Client, the Delivery Date for the Product ordered. However, if Patheon, acting reasonably, needs to change the proposed delivery date by more than [**] weeks or to vary the volumes therein provided, then Patheon shall promptly notify the Client thereof and the parties shall negotiate in good faith a delivery date and a volume which are reasonable for both parties. The Delivery Date, as agreed between the parties in accordance with this Section 1(c), may be amended by agreement of the parties or as set forth in Section 3 (a) of the Agreement.

(e)	Reliance by Patheon.

Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Subparagraphs 1(a) and 1(b) above in ordering the Components (other than Client-Supplied Components) required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Subparagraph 1(a) above or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components to satisfy the Services requirements for Products for the first [**] months contemplated in the most recent forecast given by Client under Subparagraph 1(a) above. Patheon may make other purchases of Components to meet Services requirements for longer periods if agreed to in writing by the parties. The Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon. Unless caused by improper action or inaction of Patheon, if Components ordered by Patheon under Firm Orders or this Subparagraph (d) are not included in finished Products manufactured for Client within [**] months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired during the period or have an insufficient remaining shelf life to use in the Product, then Client will pay to Patheon its actual costs therefor (including all reasonable costs incurred by Patheon for the purchase and handling of the Components). But if these Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.

If Client fails to take possession or arrange for the destruction of Components within [**] months of purchase or, in the case of finished Product, within [**] months of manufacture (or [**] days from Parties’ release provided that Client’s batch review and release of Product shall have to be completed within [**] weeks of manufacture), Client will pay Patheon storage fees for storing the Components or finished Product as set forth in Schedule C, Section 4. Patheon may ship finished Product held by it longer than [**] months to the Client at Client’s expense on [**] days written notice to the Client.

2.	Minimum Order Quantity

Client may only order Services for the Minimum Order Quantities as indicated below.

Minimum Order Quantity: [**] or multiples thereof ([**] = [**] units)

For the sake of clarity, Minimum Order Quantities means the minimum number of batches to be produced by Patheon during the same cycle of manufacturing.

3.	Annual Yearly Value.

(a)	Client agrees to purchase from Patheon, each Year during the Term of this Agreement, Services costing, in total, the lesser of (i) [**] Euros, per Year; or (ii) the price to be paid for [**] batches during such Year if less than [**] Euros (the “Binding Yearly Value” or “BYV”). Client’s purchases from Patheon during 2015 prior to execution of this Agreement (and/or prior to the Effective Date of the Agreement) shall not count towards the Binding Yearly Value purchase commitment for the first Year during the Term with the exception of the cGMP batches scheduled for manufacture during May / June 2015 (which shall count towards the Binding Yearly Value purchase commitment for the first Year during the Term). Purchases for additional services from Patheon to Client or an Affiliate of Client, pursuant to a change of scope agreement, shall also count towards the Binding Yearly Value provided that any such purchases occur subsequent to execution of this Agreement.

(b)	Patheon agrees to accept purchase orders from Client up to the maximum of [**] batches of Product per Year. Patheon agrees to make commercially reasonable efforts to accept purchase orders received from Client for volumes of Product in excess of [**] batches of Product per Year, provided however, that the parties acknowledge that manufacturing dates in respect of such purchase orders must be mutually agreed upon by the parties and subject to the provisions below of this Section 3(b).

“Commercially Reasonable Efforts” shall mean, with respect to Patheon’s efforts to supply volumes of Product in excess of [**] batches per Year, that Patheon shall, at the request of Client, supply the additional volumes of Product as requested by Client only if, and to the extent that, at the time of Client’ request, Patheon believes, acting reasonably and in good faith, that it has the relevant available capacity at the Manufacturing Site to meet such additional Product requirements without prejudice to its contractual and/or commercial relationship vis-à-vis other clients.

(c)	The parties may change the Binding Yearly Value set forth in Section 3(a) above in a written amendment to this Agreement. [**]

Notwithstanding the foregoing, Client shall not be responsible to make the foregoing payment to the extent the amount invoiced by Patheon under Section 2 of the Agreement is less than the BYV solely as a direct result of Patheon’s failure to supply the agreed Services in accordance with the Specifications, cGMPs, the Quality Agreement, or Applicable Laws.

Schedule E

Quality Agreement

(copy to be attached prior to the commencement of any GMP

manufacturing at the Manufacturing Site under this Agreement)

QUALITY AGREEMENT

Commercial Product

Between

CNJ Holdings, Inc.

c/o 155 Innovation Drive,

Winnipeg, Manitoba, Canada R3T 5Y3

(hereinafter referred to as “Contract Giver” or the “Customer”)

-and-

Cangene Corporation

c/o 155 Innovation Drive,

Winnipeg, Manitoba, Canada R3T 5Y3

(hereinafter referred to as “Cangene”)

-and-

Patheon [**]

([**] Operations)

[**]

(hereinafter referred to as “Patheon” or the “Contract Acceptor”)

Effective Date: The last date signature

Version: QG01-05-T001-01

Quality QG01-05-T001-01	Agreement

Quality QG01-05-T001-01	Agreement

GLOSSARY/DEFINITIONS

Active Pharmaceutical Ingredient (API) shall mean any substance intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment or prevention of disease, or to affect the structure or any function of the body of man or animal.

Batch Record shall mean the documentation needed to trace the complete cycle of manufacture of the Product from the receipt of all materials through all processing and subsequent packaging to dispatch for sale or supply to Cangene Batch record includes, but is not limited to, the following main record types: batch production record, batch packaging record and batch quality control record. Quality control record includes quality control, quality assurance and environmental data specific to the batch.

Facility shall mean either of Patheon manufacturing facility located in [**], or any other facility approved by Cangene for use by Contract Acceptor in the Manufacture and Supply of Product.

Consumables shall mean any material used during production, coming to direct contact with the Product, disposable, by default.

Change shall mean any change that might affect validated status, quality, regulatory compliance or Cangene’s Product Quality Standard compliance.

Deviation shall mean any departure from SOPs, methods, specifications, protocols, batch records, instructions, processes, process specifications or normal conditions (e.g. borderline conformances) or other official documentation.

GMP or cGMP shall mean current Good Manufacturing Practices, as such term is defined in the United States Code of Federal Regulations parts 210, 211, 600, 601, 610, and the requirements thereunder imposed by the FDA, all promulgated and published, and in EC Directives 2003/94/EC and 2006/86/EC, Eudralex Vol. IV and all subsequent revisions, laying down the principles and guidelines of good manufacturing practice for medicinal products, in each case as applicable to the circumstances.

GDP shall mean Good Distribution Practice, and deals with the guidelines for the proper distribution of medicinal products for human use. GDP is a quality warranty system, which includes requirements for purchase, import, storage, supply or export of active substances and drugs intended for human use In general, it aims to verify the whole supply chain.

Manufacture, manufacturing or production shall mean any and all operations to process, formulate, sterilize, compound, aseptic fill, lyophilize, label, test, handle, primary or bulk packaging, and warehousing of the Product at the facility, all in accordance with the agreed Manufacturing instructions, Specifications and Standard Operating Procedures (SOPs).

Packaging materials shall mean all materials employed in the packaging of a Product, excluding any outer packaging used for transportation or shipment. Packaging materials are referred to as primary or secondary packaging materials according to whether or not they are intended to be in direct contact with the medicinal product and as bulk packaging materials.

Quality QG01-05-T001-01	Agreement

Periodic Product Review shall mean a regular comprehensive analysis of each Product’s manufacturing process, which includes a review of market performance (including customer complaints), the impact of process changes, quality events (process Deviations and audit findings) and adherence to Specifications and standards. This review is conducted with annual frequency and is in line with EU (Eudralex Vol IV Part 1 Chapter I) and US (US 21CFR Part 211.180) regulations.

Product shall mean product as designated in Annex 1 hereto.

Product Quality Standard shall mean all mandatory aspects of the composition, manufacturing process, control methods and Specifications and Packaging, which are essential to ensure safety, quality and efficacy of the Product.

Qualified Person or “QP” shall mean the person(s) responsible for batch release, as defined in Article 48 of Directive 2003/94/EC.

Quality Agreement shall mean this Agreement, the Annexes, and any amendment.

Raw materials shall mean all materials used in the manufacture of Product, except packaging materials, but including consumables which are not present in the finished product (e.g. water, vial headspace gas).

Reference Samples shall mean samples of APIs, Raw materials, Packaging materials, and the Product that are kept for possible re-examination.

Specifications shall mean the agreed specifications for the Product and related Raw and Packaging materials.

SECTION 1: PREMISES AND AGREEMENT

PREMISES. Under a Manufacturing Services Agreement (the “MSA”) dated May 27, 2015 between Patheon UK Limited and the Customer, Patheon UK Limited agreed to sub-contract the performance of pharmaceutical manufacturing services for certain marketed products in certain countries (as set forth in Appendix A hereto) (“Products”) to Patheon (also referred to herein as the “Contract Acceptor”). The parties agreed that Patheon UK Limited will remain solely liable to the Customer for any breach of the duties and responsibilities assumed by Patheon under this Agreement. The Customer is required to give the Contract Acceptor certain Specifications in order for Patheon to perform the manufacturing services. Under the MSA, Patheon UK Limited is required to ensure that Patheon operates within the Specifications and in accordance with cGMP. The Customer and Patheon, as provider of the manufacturing services on behalf of Patheon UK Limited for the benefit of the Customer, desire to allocate the responsibility for procedures and Specifications impacting on the identity, strength, quality and purity of the Products by entering into this Quality Agreement (this “Agreement”).

Quality QG01-05-T001-01	Agreement

AGREEMENT. NOW THEREFORE in consideration of the Premises and rights conferred and the obligations assumed under the MSA and herein, and for other good and valuable consideration (the receipt and suffciency of which are acknowledged by each party), and intending to be legally bound, the parties agree as follows:

Quality QG01-05-T001-01	Agreement

SECTION 2: RESPONSIBILITIES TABLE

Patheon will be responsible for all the operations that are marked with “X” in the column titled “Patheon” and Cangene will be responsible for all the operations that are marked with “X” in the column titled “Cangene”. If marked with “(X)”, cooperation is required from the designated party.

Subject/Terms		Cangene	Patheon
4.1 Quality Management
4.1.1	GMP, Health and Safety Compliance	(X)	X
4.1.2	Customer Audit Rights	X	(X)
4.1.3	Subcontracting	(X)	X
4.1.4	Self-Inspection		X
4.2 Regulatory Requirements
4.2.1	Permits (Site licenses & GMP certificates (EU). Site Master File PIC)		X
4.2.2	Product Licenses and Registration files life-cycle management	X	(X)
4.2.3	Product permits: supply of all necessary approved registration information (CTD quality sections) and relevant updates	X	(X)
4.2.4	Regulatory Compliance		X
4.2.5	Components compliance documentation (BSE/TSE, Residual Solvents. API GMP, etc.)	X (materials supplied)	X (materials procured)
4.2.6	Government Agency Inspections, Communications and Requisitions	(X)	X
4.3 Material Control
4.3.1	Test Methods and Specifications	X	(X for Patheon local requirements)
4.3.2	Material Destruction	(X)	X
4.3.3	Vendor Quality Management	X (materials supplied)	X (materials procured)
4.3.4	Customer Supplied Materials In-coming Material Testing	X	(X)
4.3.5	Patheon Supplied Materials Incoming Material Testing		X
4.3.6	Incoming Material Release	X	X
4.3.7	Storage and Transportation of Materials		X
4.4 Building, Facilities, Utilities and Equipment
4.4.1	General		X
4.4.2	Equipment, Calibration and Preventative Maintenance	X
4.4.3	Environmental Monitoring Program		X

Quality QG01-05-T001-01	Agreement

4.5 Product Controls
4.5.1	Test Methods and Specifications	X	(X)
4.5.2	Master Batch Record	(X)	X
4.5.3	Reprocessing and Rework	(X)	X
4.5.4	Personnel and Training		X
4.5.5	Container closure integrity test		X
4.6 Packaging, Labeling and Printed Materials (Not Applicable)
4.6.1	Master Batch Packaging Records (VOID)
4.6.2	Printed Material and Artwork (VOID)
4.6.3	Test Methods and Method Validation (VOID)
4.7 Exception Reports (Deviations / Investigations)
4.7.1	Manufacturing Instruction Deviations	(X)	X
4.7.2	Packaging Instructions Deviations	(X)	X
4.7.3	Notification of Deviations	(X)	X
4.8 Release of Product
48.1	Batch Certification for Shipment (QP confirmation)	(X)	X
4.8.2	Product Release to the market	X
4.8.3	Certificate of Compliance and Certificate of Analysis		X
4.9 Validation
4.9.1	Master Validation Plan	(X)	X
4.9.2	Cleaning Validation Program	(X)	X
4.9.3	Analytical Method Validation	X	X
4.9.4	Manufacturing Process Validation	(X)	X
4.9.5	Shipment Validation	X
4.9.6	Facilities, Utilities and Equipment Validation		X

Quality QG01-05-T001-01	Agreement

4.10 Change Control
4.10.1	General	X	X
4.11 Documentation
4.11.1	Record Retention		X
4.11.2	Batch Document Requisition		X
4.12 Laboratory Controls
4.12.1	Specifications and Test Methods	X (API and DP)	X (others)
4.12.2	Out of Specifications (OOS) / Out of Trend (OOT)	(X)	X
4.12.3	Confirmed OOS notification to authorities	X
4.13 Stability
4.13.1	Sample Storage		X
4.13.2	Stability Protocol, and Studies	X	(X)
4.13.3	Stability Failures	X	(X)
4.13.4	Stability Support Post Termination of MSA		X
4.14 Annual Product Review / Product Quality Review
4.14.1	General	X	(X)
4.15 Storage and Distribution
4.15.1	General	(X)	X
4.15.2	Product Storage and Shipment (Ex Works)	(X)	X
4.15.3	Product Quarantine	(X)	X

Quality QG01-05-T001-01	Agreement

4.16 Product Complaints
4.16.1	Complaint Investigation	X (medical, non-medical, & quality)	X (quality)
4.17 Product Recall / Field Alerts (US)
4.17.1	Product Recall Notification and Investigation	X	X (Investigation)
4.17.2	Government Agency Notification	X
4.17.3	Suspected Falsified Medicine/suspected re-packaging failure within parallel importation Where applicable	X
4.18 Reference and Retention Samples
4.18.1	Excipient and Active Ingredient Reference Sample		X
4.18.2	Packaging Retention Sample		X
4.18.3	Finished Product Retention Sample		X

SECTION 3: GENERAL

3.1	Any communications about the subject matter of this agreement will be directed, in the first instance, to the person(s) identified in appendix b.

3.2	Capitalized terms not otherwise defined herein will have the meaning specified in the MSA. For the purposes of this quality agreement, “business day” means a day other than a Saturday, Sunday, or a day that is a statutory holiday in Winnipeg (Canada), Swinton (UK), [**], and the United States (USA).

3.3	If any provision of this agreement should be or found invalid, or unenforceable by law, the rest of the agreement will remain valid and binding and the parties will negotiate a valid provision which meets as close as possible the objective of the invalid provision.

3.4	If this agreement requires modification such that either party affected cannot be reasonably expected to continue to perform under this agreement, then the parties will negotiate and revise the agreement accordingly

3.5	Any amendment of this agreement will be made in writing and signed by both parties.

Quality QG01-05-T001-01	Agreement

3.6	This agreement will start on the effective date that is set forth on the cover page of this agreement and will remain valid until all quality obligations under all applicable msa’s have been fulfilled.

SECTION 4: DESCRIPTION OF RESPONSIBILITIES

4.1	Quality Management

4.1.1	GMP, Health and Safety Compliance

Patheon will conduct operations in compliance with applicable environmental, occupational health and safety laws, and cGMP regulations.

4.1.2	Customer Audit Rights

Patheon will permit audits on reasonable prior written notice, of all relevant premises, procedures and documentation by Cangene; to the extent such audits are related to Customer’s Product. Customer audits are limited to [**] per calendar year lasting no more than [**] days, and involving no more than [**] auditors unless for cause. Patheon will provide access to the manufacturing facility, on reasonable prior written notice, to Customer personnel during the manufacturing of Customer product(s).

The rights of access, audit and inspection provided herein do not include any right to access or inspect Patheon’s financial records.

Patheon shall respond to Cangene audit report within [**] days of Cangene audit report receipt. Cangene shall provide Patheon with the audit report within [**] days of the audit date.

4.1.3	Subcontracting

Patheon will not subcontract tasks to a third party without Customer’s consent. Patheon may subcontract raw material testing to other Patheon facilities and to other qualified third party laboratories (as defined in Appendix E).

4.1.4	Self-Inspection

Patheon will perform self-inspections of its premises, facilities, and processes used to manufacture, package, test, and store Cangene’s starting, intermediate, and/or finished products in accordance with Patheon’s written standard operating procedures (“SOP’s”) to ensure compliance with cGMP and this Quality Agreement.

4.2	Regulatory Requirements

4.2.1	Permits (Site licences & GMP certificates (EU), Site Master File PIC)

Quality QG01-05-T001-01	Agreement

Patheon will obtain and maintain the appropriate Manufacturing License(s), GMP certificates and Site Master File following the scheme defined by PIC to allow for the Manufacturing services.

4.2.2	Product Licences and Registration files life-cycle management

Cangene will determine whether changes to the Product or related to the Product will impact a regulatory filing and will apply for and receive approval for any required manufacturing amendment, change or addition to their Product marketing authorization.

Upon request, Patheon may provide regulatory support in the preparation and overall regulatory consistency review of pertinent sections of new or supplemental regulatory applications.

For compliance purposes, Cangene will provide Patheon with copy of sections of product registration/regulatory submissions that are relevant to the manufacture of the Product as appropriate.

Prior to any submission based upon Patheon generated data, Cangene will also provide the relevant registration sections to enable Patheon to exercise its right to review the data accuracy as per the legal terms and conditions.

Cangene is responsible for all communications with Regulatory Authorities as well as for the approval, maintenance, and updating of marketing approval in a timely manner.

In particular, in the event of a substantial change to cGMPs or regional governances directly impacting Product Quality compliance, it shall be mutually agreed prior to its implementation.

4.2.3	Product Permits: supply of all necessary approved registration information (CTD [Common Technical Document] quality sections) and relevant updates

Cangene will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

It is the responsibility of Cangene to provide Patheon EU sites with the accurate Product registration information as per European legislations (cGMPs guide part I—chapters 1,4,6,7 and annex 16 / directives 2001/83/EC — title IV, articles 46, 48, 51 and 2003/94/EC article 5).

Quality QG01-05-T001-01	Agreement

4.2.4	Regulatory Compliance

Patheon will ensure that Product(s) is manufactured and tested in strict compliance with current US Federal and EC regulatory and statutory requirements relating to Good Manufacturing Practices (GMP) (US 21 CFR parts 210 and 211 and EU Directives 2003/94/EC — 2004/27/EC — 2011/62/EC for the manufacture of finished medicinal product) as applicable, regulatory approvals and local laws and regulations applicable at the site(s) of manufacture and/or testing.

Patheon shall notify Cangene of any quality related inspections of the Manufacturing process of the Products by Regulatory Authorities, particularly CBER. As soon as practicable, and after the inspection by the relevant Regulatory Authorities, Patheon shall provide the results and appropriate reports received from the Regulatory Authorities to Cangene.

4.2.5	Components compliance documentation (BSE/TSE. Residual Solvents, etc)

Patheon will ensure that the procured materials are in compliance with BSE/TSE, Residual Solvents, Viral safety, Residues of Metal Catalyst or Metal Reagents, risk of Melamine contamination guidelines, as per internal procedure if applicable.

Cangene will assure the compliance to the above mentioned guidelines for the supplied materials, as per Appendix M where applicable.

4.2.6	Government Agency Inspections, Communication and Requisitions

Patheon will permit all relevant inspections by regulatory authorities of premises, procedures, and documentation.

Patheon will notify Cangene within [**] Business Days of receipt of any notice of inspection from a regulatory authority and within [**] of any regulatory authority request for Product samples, batch documentation, or other information related to the Product.

Patheon will notify Cangene within [**] of receipt of any Form 483, warning letter, or the like from any regulatory agency that relates to the Product; or if the supply of Product will be affected, or if the facilities used to produce, test or package the Product will be affected. Suitable documentation in a redacted manner, if needed, will be presented.

The responses from Patheon related to the Product will be reviewed and approved by Cangene prior to submission to the regulatory agency. Notwithstanding, Patheon reserves the right to respond to the regulatory agency without approval, if, in the reasonable opinion of Patheon’s Legal counsel, it is required to do so.

If relevant inspections by Regulatory Authorities will be performed on Cangene’s Product, Cangene reserves the right to be in the Facility during such inspections. Inspections requirements must be communicated in a timely manner to Cangene.

Quality QG01-05-T001-01	Agreement

4.3	Material Control

4.3.1	Test Methods and Specifications

Cangene will give Patheon a copy of the Specifications and test methods used if Cangene issues raw material Specifications as well as any relevant updates. Per each raw material delivered to Patheon a MSDS document will be provided by Cangene to detail the handling procedures.

4.3.2	Material Destruction

Patheon has the right to either return to Cangene or dispose of any outdated or rejected material which is of Cangene’s property. If the material is disposed of, disposal will be consistent with the nature of the material and sent to a permitted waste disposal facility. Prior to such disposal:

(i)	Patheon will send notice to Cangene about Patheon’s intent to dispose of the material. If no direction is received from Cangene, Patheon will dispose of the material no sooner than [**] days after the date of the notice.

(ii)	The materials will be disposed and destroyed in compliance with local environmental regulations and performed in a secure and legal manner that prevents unauthorized use or diversion.

Patheon will maintain destruction records in accordance with Patheon SOP’s. A copy of the Certificate of Destruction will be sent to Cangene.

4.3.3	Vendor Quality Management

4.3.3.1	Excipient and API Vendors:

(i)	If Cangene is responsible for supplying an excipient or API, Cangene will audit and approve the manufacturers and ensure cGMP and cGDP compliance in accordance with Section 4.3.4 of this Agreement. Cangene stipulated vendor(s) will be included on Cangene’s approved vendor list (attached hereto as Appendix D). Cangene will provide to Patheon all documentation related to API identified in Appendix H.

(ii)	If Patheon is responsible for procuring the excipient, Patheon will audit and approve the manufacturers and ensure cGMP compliance in accordance with Patheon’s SOP. The Patheon stipulated vendor(s) will be included on Patheon’s approved vendor list (attached hereto as Appendix C).

4.3.3.2	Primary Packaging Component Vendors:

(i)	If Cangene is responsible for the supply of a packaging component vendor, Cangene will audit and approve the manufacturer and ensure cGMP compliance. Cangene stipulated vendor(s) will be included on the approved vendor list (attached hereto as Appendix D).

Quality QG01-05-T001-01	Agreement

(ii)	If Patheon is responsible for procuring the packaging component vendor, Patheon will audit and approve the manufacturer and ensure cGMP compliance in accordance with Patheon’s SOP. The Patheon stipulated vendor(s) will be included on the approved supplier list (Appendix C).

4.3.4	Customer Supplied Materials Incoming Material Testing

Cangene is responsible for vendor qualification of Customer furnished materials and for providing a certificate of compliance confirming the following where applicable:

a.	That the materials are compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMEA/410/01, rev.3 since 03.2011 or update) and

b.	A residual solvent certificate confirming that there is no potential for specific toxic solvents listed in the EP / USP / ICH residual solvents Class I, Class II or Class III to be present and the material, if tested, will comply with established EP / USP / ICH requirements. If any of the solvents listed in the EP / USP / ICH residual solvents Class I, Class II or Class III are used in the manufacture or are generated in the manufacturing process, solvents of concern will be indicated.

c.	Information on genotoxic Impurities, Residues of Metal Catalyst information.

d.	An API GMP compliance declaration to the EU directive 2004/27/EC (when sourced from an EU country) or to ICH Q7 (when sourced from a non EU country) and

e.	certificate of compliance confirming that such Materials are compliant with the provisions outlined in the US FDA Guideline “Pharmaceutical Components at risk for Melamine contamination”

Cangene is responsible for providing Patheon with documents on supplied API, as defined in Appendix H.

API lots will be delivered by Customer to Patheon in their fully approved status with all required Certifications i.e. Cangene Certificate of Analysis and API Manufacturer’s Certificate of Compliance.

Quality QG01-05-T001-01	Agreement

4.3.5	Patheon Supplied Materials Incoming Material Testing

Patheon is responsible for vendor qualification of Patheon furnished materials and for providing a certificate of compliance confirming the following:

4.3.5.1	That the materials are Animal Component Free

4.3.5.2	That the materials are compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMEA/410/01, rev. 3 since 03.2011 or update)

4.3.6	In-Coming Material Release

Prior to its use in the manufacture of any Product, all material(s) supplied by Cangene, through its designee Cangene, will be inspected, tested, and approved by Patheon against the Specification approved by Cangene.

Cangene will provide to Patheon the API drug substance in [**] packed in a box with [**] for shipping. Patheon shall verify the presence of the temperature monitors, download the data and verify compliance with shipping conditions. Patheon will send evidence of temperature monitoring to Cangene.

The Certificate of Analysis (including among the others ID, bioburden, endotoxin and expiry date), a statement of release (Certificate of Compliance) and a separate shipping sheet will be used to confirm the package contents upon its arrival at Patheon.

Cangene shall provide a sample of the API for identity testing with each shipment and a retain sample for each supplier lot of API. The sample of the API shall be filled at the same time as the API intended for the manufacturing purposes. Representativeness of samples with respect to parent API bulk lot is based on Cangene’s evaluation of manufacturing process and samples collection procedure at the API manufacturing site.

Patheon will perform only an identification test according to the approved Specification.

4.3.7	Storage and Transportation of Material

Patheon shall ensure that storage and transport conditions of raw materials used to manufacture the Products are appropriately controlled to ensure that Products meet the agreed Specification throughout the specified storage life and comply with the CGDP (Distribution) requirements.

4.4	Building, Facilities, Utilities and Equipment

4.4.1	General

Quality QG01-05-T001-01	Agreement

All buildings and facilities used in the manufacturing, packaging, testing and storage of any materials and/or Product will be of suitable size, construction and location to facilitate cleaning, and will be maintained in a good state of repair. Maintenance and cleaning records will be kept in accordance with Patheon’s SOP’s.

4.4.2	Equipment, Calibration and Preventative Maintenance

All equipment used in the manufacturing, packaging, testing and storage of any materials and/or Product will be suitable for its intended use and appropriately located to allow for cleaning and maintenance. Qualification, calibration and maintenance records will be kept according to Patheon SOP’s for all critical equipment. Patheon will calibrate instrumentation and qualify computer systems used in the manufacture and testing of the Product in accordance with Patheon’s SOP’s.

4.4.3	Environmental Monitoring Program

Patheon will perform and maintain an environmental monitoring program. The collected data will be reviewed and interpreted by the responsible person within Patheon’s quality unit. Any out of limit results will be managed appropriately in accordance with Patheon SOP’s. In any event, Cangene shall be notified if an unresolved adverse EM trend has been identified in advance of its next scheduled fill. Cangene shall have the right to determine whether or not to proceed with the fill.

4.5	Production Controls

4.5.1	Test Methods and Specifications

Cangene will provide to Patheon the finished In Process Control (IPC) and release Product Specifications and will develop and supply validated analytical test methods to Patheon for the finished Product at release (and shelf-life testing if requested). Patheon is responsible to verify the performance of test methods in the actual condition of use.

4.5.2	Master Batch Record

Cangene will provide the Specifications to Patheon and Patheon will manufacture Product in accordance with the Specifications.

Patheon is responsible for preparing the master batch records for the Product, however, Cangene is responsible to review and approve such master batch records prior to the manufacture of the Product.

Patheon will not make changes to master batch records except through the established Patheon change control system, and all master document revisions will be approved by Cangene’s quality unit. Any changes made to issued batch records (prior to master revisions) must be reviewed and approved by Cangene’s quality unit prior to implementation unless otherwise agreed to in writing.

Quality QG01-05-T001-01	Agreement

4.5.3	Reprocessing and Rework

Patheon will not reprocess or rework the Product without the prior written consent from Cangene.

4.5.4	Personnel and Training

Patheon will provide appropriate training for all employees. Each person engaged in the manufacture, packaging, testing, storage, and shipping of the Product. Such employees will have the education, training, and experience necessary, consistent with current GMP and safety training requirements.

4.5.5	Container Closure Integrity Test

Patheon will perform a 100% non-destructive Container Closure Integrity Test, on each batch of final product, as required by (among the others) EU GMP Annex 1.

4.6	Packaging, Labeling and Printed Materials — Section Not Applicable Cangene responsibility

4.6.1	Master Batch Packaging Records

VOID

4.6.2	Printed Material and Artwork

VOID

4.6.3	Test Methods and Method Validation

VOID

4.7	Exception Reports (Deviations / Investigations)

4.7.1	Manufacturing/Packaging Instruction Deviations

Patheon will document, investigate and resolve deviations from approved manufacturing/packaging instructions or Specifications in accordance with Patheon’s SOP’s. Patheon will report and obtain approval from Cangene’s responsible person for deviation report (“DR”) type deviations where there is a potential to affect Product quality. Cangene approval will not be unreasonably withheld. Patheon will provide copies of all DR’s to Cangene as part of the executed batch record, within [**] calendar days.

Quality QG01-05-T001-01	Agreement

4.7.2	Notification of Deviations

Patheon will notify Cangene within [**] of discovery if any significant deviation occurs during manufacture of the Product, where such deviation has the potential to affect the quality, efficacy or availability of the Product.

If the deviation affects, or could affect, batches already released and distributed, Patheon will notify Cangene within [**] after detecting the deviation.

Cangene will provide feedback to Patheon on the investigation report within [**] Calendar days.

4.8	Release of Product

4.8.1	Batch Certification for Shipment (QP Confirmation)

Batch review, release and certification for shipment to Cangene will be the responsibility of Patheon’s Quality Assurance department and Qualified Person, who will act in accordance with Patheon’s SOP.

4.8.2	Product Release to the Market

The final responsibility of product release to market after secondary packaging is assigned to Cangene, based on preliminary batch certification on bulk batch done by Patheon.

4.8.3	Certificate of Compliance and Certificate of Analysis

For each batch certified by Patheon, prior to release for shipment to Cangene, Patheon will deliver to Cangene a Certificate of Analysis, CoA (signed by QC Manager) which contains a statement of compliance of batch to Specifications and Certificate of Compliance, CoC (signed by Qualified Person) which will include a statement that the batch has been manufactured in accordance with cGMPs and complies with the Specifications. Both documents will be provided under official Patheon letterhead (containing address) and their format will comply with the templates reported in Appendix F and Appendix G in accordance with approved specifications.

Clinical Trial Material (CTM) batches already manufactured in Patheon [**] facility and following Clinical Trials Manufacturing Agreement may be requested by Cangene to be re-designated to commercial destination. In such instances, the batches will be re-examined in the light of requirements of this Quality Agreement, Product Registration and Specification; if such compliance is demonstrated the batches will be re-certified and new CoAs and CoCs will be issued by Patheon. This circumstance shall apply to either batches already released according to CTM requirements and batches still pending release, irrespective if still present in Patheon warehouse or already delivered to Client. Additional reference samples may be collected if necessary.

Quality QG01-05-T001-01	Agreement

4.9	Validation

4.9.1	Master Validation Plan

Patheon will establish applicable master validation plans and maintain a validation program for the Product. Cangene will review and approve the master validation plan, performance qualification and process validation protocols and reports for the Product.

4.9.2	Cleaning Validation Program

Cangene will provide to Patheon, toxicological information to be used in the development of a cleaning program. Patheon will maintain an appropriate cleaning and cleaning validation program, and shall provide information to Cangene as necessary to support regulatory filings.

4.9.3	Analytical Method Validation

Cangene must ensure that its analytical methods (including packaging procedures) are validated. If the methods are not validated by Cangene, then Patheon may assist in validation development with the costs being borne by Cangene.

4.9.4	Manufacturing Process Validation

Patheon will establish, together with Cangene, a process validation strategy for the Product. Cangene will review and approve the process validation protocol and process validation report for the Product.

4.9.5	Shipment Validation

Cangene shall establish a qualified shipping method, including controls for temperature and humidity, if necessary. Placement locations for temperature monitors will be provided by Cangene to Patheon.

4.9.6	Facilities, Utilities and Equipment Validation

Patheon is responsible for the qualification and/or validation of its facility, equipment, and utilities.

4.10	CHANGE CONTROL

4.10.1	General

Quality QG01-05-T001-01	Agreement

Patheon will notify and obtain approval from Cangene before implementing any proposed changes to the process, materials, testing, equipment or premises, where such changes may affect the Product.

Cangene’s approval will not to be unreasonably withheld. Cangene approval is expected to be completed in [**] Business days from the receipt of the Patheon notification.

Patheon shall refrain from any activity which could adversely affect the quality of the products. Patheon shall inform Cangene prior to the implementation of any product categories according to the categories listed below which are introduced to the same compounding or clean rooms where the Product is manufactured:

[**]

Such product introduction would need to be assessed using change control at Patheon, and requires Cangene approval prior to implementation.

Cangene will be responsible for determining whether or not to initiate registration variation (EU)/post-approval change (US) procedures and for maintaining adequate control over the quality commitments of the marketing authorization made to the regulatory authorities by Cangene for the Product.

Patheon will evaluate any change proposal initiated by Cangene with opening an internal change control and delivering it to Cangene for notification purposes. Documents whose revision is impacted by change will be presented to Cangene for approval

Following validation of a process change, Patheon will deliver a copy of the related validation report to Cangene and the associated stability data, if applicable, as it becomes available.

In the event of a substantial change to cGMPs or regional governances directly impacting Product Quality compliance, it shall be shared between both parties prior to its implementation.

4.11	Documentation

4.11.1	Record Retention

Patheon will maintain all batch records for a minimum of [**] past Product expiry date of the batches to which it related or at least [**] years after the certification whichever is longer period (EU specificity) and supply all these records to Cangene upon request.

Patheon will maintain records and evidence on the testing of raw materials and packaging/labeling materials for [**] years after the materials were last used in the manufacture or packaging/labeling of the Product.

Quality QG01-05-T001-01	Agreement

At the end of the above noted retention period, Cangene will be contacted concerning the future storage or destruction of the documents.

4.11.2	Batch Document Requisition

At the request of Cangene, Patheon will provide a copy of any of the executed batch documents relating to Cangene Product within [**] Business Days of such request.

Patheon will share with Customer a defined Batch numbering rule which will be adopted to identify each product batch.

4.12	Laboratory Controls

4.12.1	Specifications and Test Methods

Patheon will test and approve starting material, intermediate, and the finished Product in accordance with the approved Specifications, analytical methods, and Patheon’s SOP’s.

Upon receipt, the materials are generally fully tested. Nevertheless, these may be reduced only after approval from Cangene.

Cangene will provide to Patheon the Active Material Specifications.

Cangene will provide to Patheon test methods for Active Material and excipient’s (if non-compendial). Cangene is responsible for validating non-compendial testing methods. If these methods are not validated by Cangene, then Patheon may assist in validation development with the costs being borne by Cangene.

4.12.2	Out of Specifications (OOS) / Out of Trend (OOT)

Patheon will notify Cangene’s quality unit of confirmed Out-of-Specification (“OOS”) or Out-of-Trend (“OOT”), (if latter condition is applicable), results within [**]. Confirmed OOS is treated as a Deviation at Patheon after Phase 1 investigation is complete. Patheon will generate a DR as per Patheon’s SOP and obtain approval of the DR from Cangene’s responsible person within their quality unit. Cangene’s approval will not be unreasonably withheld.

4.12.3	Confirmed OOS Notifications to Authorities

Cangene will notify authorities of confirmed out-of-specification (“OOS”) and communicate to Patheon any communication to Regulatory authorities within [**] Business days.

4.13	Stability

Quality QG01-05-T001-01	Agreement

4.13.1	Sample Storage

Patheon will store stability samples as required.

4.13.2	Stability Protocol and Studies

Cangene will develop and validate stability indicating assay(s) prior to process validation. If required, Patheon may assist with the cost being borne by Cangene.

If requested, Patheon will conduct stability studies in accordance with the agreed and validated stability testing analytical methods and specifications at the agreed upon testing points in accordance with the approved stability protocol.

If requested, Patheon will perform the stability testing described in a stability protocol agreed to by both Patheon and Cangene. Stability data will be provided by Patheon to Cangene on an ongoing basis as agreed to by both parties.

4.13.3	Stability Failures

Cangene will notify Patheon of any Stability Failure occurred on batches manufactured by Patheon for proper evaluation to determine existing impact deriving from Patheon activities.

Patheon will notify Cangene of any stability failure for Product supplied to Cangene where employed to conduct such testing. If a result indicates that a Product has failed to remain within Stability Specifications, Patheon will notify Cangene within [**].

For OOS discovered during stability refer to 4.12.3 paragraph.

4.13.4	Stability Support Post Termination of MSA

If the MSA is terminated, Patheon will continue to provide Cangene with stability data supporting the acceptability of the Product until all Product distributed by Cangene has reached the end of its shelf-life, for Product manufactured at Patheon, as applicable.

4.14	Annual Product Review / Product Quality Review

4.14.1	General

Patheon will complete the annual / product quality review (PQR) product review (APR) in accordance with regulatory requirements of the Product marketed authorization. Patheon will provide copies of all information and correspondence necessary to support the APR when requested by Cangene. A complete copy of the final document will be sent to Cangene.

Quality QG01-05-T001-01	Agreement

If the PQR is prepared, it will be finalised by Patheon and provided to Cangene, for revision and approval, by the end of the third quarter of the calendar year.

Annually, Patheon shall perform and document an APR with respect to consistency of the process. This review shall include, as a minimum, the number and disposition of Batches Manufactured, changes to the Product and processes, customer complaints, recalls and returns, and a summary of relevant Manufacturing Deviations and rejects. The report will be conducted in accordance with relevant cGMP reference US 21CFR Part 211.180 and Eudralex Vol 4 Chapter 1 and according to Patheon’s SOP and shall be sent to Cangene. This document will support the “Customer Annual Product Review” and “Product Quality Review”. The report will also include a summary of visual examination of QC retain samples of product batches if destined to US as requested by US 21CFR Part 211.170 for evidence of deterioration. The report will be provided to Cangene within [**] calendar days of the reporting period.

4.15	Storage and Distribution

4.15.1	General

Patheon will ship Product Ex-Works in accordance with the provided Specifications and agreed qualified transportation requirements provided by Cangene to Patheon,

Cangene is responsible for the transport according to local governances (such as EU cGDP and directive 2011/62/EC).

4.15.2	Product Storage and Shipment (Ex Works)

Patheon will communicate any proposed changes in storage or shipping to Cangene for review and approval. Cangene approval will not be unreasonably withheld.

4.15.3	Product Quarantine

Patheon will have a system in place for assuring that unreleased Product is not shipped. Quarantine shipment will be considered as an exceptional practice and will require formal mutual agreement between the parties.

4.16	Product Complaints

4.16.1	Complaint Investigation

Cangene will investigate and resolve all medical and non-medical Product complaints.

Patheon will acknowledge receipt of the complaint and will investigate all Product quality complaints related to the Manufacturing Services provided.

Quality QG01-05-T001-01	Agreement

Cangene will endeavour to retrieve complaint sample(s) and forward them to Patheon within [**] calendar days whenever possible to facilitate a complete and comprehensive investigation. In the event that the complaint sample cannot be retrieved from the field and forwarded to Patheon within [**] calendar days, Cangene will communicate such to Patheon. If the investigation cannot be completed within [**] calendar days, Patheon will process the complaint investigation per procedure, and provide a copy of the report to Cangene. Should the complaint sample be provided after the initial report has been completed, Patheon will open a second investigation with clear cross reference to the associated investigation (where/if applicable).

Cangene is responsible for responding to the complainant.

4.17	Product Recall/Fields Alerts (US)

4.17.1	Product Recall Notification/Investigation

Cangene will make reasonable efforts to notify Patheon about any Product recall or other regulatory type product notification (e.g. US field alert) as soon as possible and prior to informing the appropriate regulatory authorities. Cangene will be responsible for all related recall activities.

If Patheon discovers, after release and distribution of a batch(es), any finding which impacts, or could impact, on the quality and safety attributes of the batch(es), Patheon will notify Cangene as soon as possible. Patheon will provide its best effort for the recall of the affected batch(es).

Patheon shall proceed with a comprehensive investigation in a timely manner and feedback to Cangene to enable regulatory actions.

4.17.2	Government Agency Notification

Cangene will perform the Product recall and will inform the appropriate regulatory authorities. Where legislated, Patheon reserves the right to notify regulatory authorities of Product quality issues. Patheon will inform Cangene prior to any notification to the regulatory authorities.

4.17.3	Suspected Falsified Medicine/suspected re-packaging failure within parallel importation

If applicable Cangene shall notify immediately Patheon of any suspected falsified Product to enable the investigation in a timely fashion. In the event of the confirmed falsified Product, all appropriate measures to physically and securely segregate it from the legitimate Products supply chain shall be taken and Cangene shall inform the competent authorities.

Quality QG01-05-T001-01	Agreement

In the same way, if brought to the attention of Cangene, Cangene shall notify immediately Patheon of any suspected repacking failure which has occurred within a parallel importation procedure.

4.18	Reference and Retention Samples

4.18.1	Excipient and Active Ingredient Reference Sample

Patheon will keep a reference sample of each material supplied to Patheon and used to manufacture the Product (including but not limited to active pharmaceutical ingredients, excipients and packaging materials with the exception of water and compressed gases). The reference sample size will be in agreement with relevant cGMPs, i.e. 21 CFR211.170 and Eudralex Vol.4 Annex 19 or local regulations. The reference sample will consist of at least [**] times the necessary quantity for all Quality Control tests required to determine whether the materials meet required Specifications.

The reference samples will be stored by Patheon under controlled conditions in accordance with GMP storage requirements for [**] beyond the expiration date of the last batch of the product containing the materials. The reference samples will be made available by Patheon to Cangene, if requested.

4.18.2	Packaging Retention Sample

Patheon shall retain the relevant Retain Samples of packaging materials, related to the manufacture, at least [**] after the last batch manufactured with the material has expired.

4.18.3	Finished Product Retention Sample

Retention samples of finished Product will be retained by Patheon for [**] past Product expiry or such longer period as required by law limited to [**] the quantity necessary for Patheon internal testing.

Where applicable, the legal sample(s) of finished Product must be retained by Cangene.

IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Quality Agreement as of the Effective Date identified on the first page:

Contract Giver:

CNJ Holdings, Inc.

By:	/s/ Jeff Broadfoot	Date: July 13, 2015
Jeff Broadfoot, Senior Director, Quality Assurance

Cangene Corporation, Inc.

Quality QG01-05-T001-01	Agreement

By:	/s/ Jeff Broadfoot	Date: July 13, 2015
Jeff Broadfoot, Senior Director, Quality Assurance

CONTRACT ACCEPTOR

Patheon [**]

By:	/s/ Alessia D’Ettole	Date: 25/06/2015
Alessia D’Ettole, Quality Assurance Manager

By:	/s/ Tiziana Archilletti	Date: 25/06/15
Tiziana Archilletti, QA/QC Director

By:	/s/ Alessandro Barbato	Date: 25-06-2015
Alessandro Barbato, [**] QP

Quality QG01-05-T001-01	Agreement

SECTION 5: APPENDICES

•	Appendix A: Product(s) & Markets

•	Appendix B: Key Contacts

•	Appendix C: Patheon Approved Vendor List

•	Appendix D: Customer Approved Vendor List

•	Appendix E: Patheon Approved Contract Laboratories List

•	Appendix F: Patheon Certificate of Analysis template

•	Appendix G: Patheon Certificate of Compliance template

•	Appendix H: API Materials EU Requirements

Quality QG01-05-T001-01	Agreement

APPENDIX A: PRODUCT(S)

Products (s)	Galenic Form	Dosage (Strength)	API name
IXINITYIM	[**]	[**]	[**]
[**]

Quality QG01-05-T001-01	Agreement

APPENDIX B: KEY CONTACTS

	Patheon	Cangene
Responsibility	Quality Assurance	General
Name	[**]	[**]
Title	[**]	[**]
[**]
Phone	[**]	[**]
Mobile		[**]
Fax		[**]
E-mail	[**]	[**]
Address	[**]	155 Innovation Drive
	[**]	Winnipeg, Manitoba
	[**]	Canada
R3T 5Y3

Responsibility	Regulatory Affairs	Regulatory Affairs
Name	[**]	[**]
Title	[**]	[**]
[**]
Phone	[**]	[**]
Mobile
Fax
E-mail	[**]	[**]
Address	[**]	155 Innovation Drive
	[**]	Winnipeg, Manitoba
	[**]	Canada
R3T 5Y3

Responsibility	Product Complaints/Deviations / Documentation	Audits/Product Complaints
Name	[**]	[**]
Title	[**]	[**]
[**]
Phone	[**]	[**]
Mobile	[**]	[**]
Fax		[**]
E-mail	[**]	[**]
Address	[**]	155 Innovation Drive
	[**]	Winnipeg, Manitoba
	[**]	Canada
R3T 5Y3

Quality QG01-05-T001-01	Agreement

Responsibility	Product Release	Product Release, Deviations, OOS/OOT, Documentation, Inspection Notification
Name	[**]	[**]
Title	[**]	[**]
[**]
Phone	[**]	[**]
Mobile
Fax	[**]
E-mail	[**]	[**]
Address	[**]	155 Innovation Drive
	[**]	Winnipeg, Manitoba
	[**]	Canada
R3T 5Y3

Responsibility	Business/Account Manager	Project Manager
Name	[**]	[**]
Title	[**]	[**]
Phone	[**]	[**]
Mobile		[**]
Fax
E-mail	[**]	[**]
Address	[**]	155 Innovation Drive
	[**]	Winnipeg, Manitoba
	[**]	Canada
R3T 5Y3

Quality QG01-05-T001-01	Agreement

APPENDIX C: PATHEON APPROVED VENDOR LIST

ITEM	SUPPLIER
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Quality QG01-05-T001-01	Agreement

APPENDIX D: CUSTOMER APPROVED VENDOR LIST

ITEM	SUPPLIER
[**]	[**]
[**]	[**]

Quality QG01-05-T001-01	Agreement

APPENDIX E: PATHEON APPROVED CONTRACT LABORATORIES LIST

[**]

Quality QG01-05-T001-01	Agreement

APPENDIX F: PATHEON CERTIFICATE OF ANALYSIS TEMPLATE

CERTIFICATE OF ANALYSIS

Name: IXINITY XXX IU
Specification #: SP- 35XXXX/36XXXX
Version: NN
Category: [**]

Code: 36XXXX
Lot #: xxxxxxxxx Quantity: xxxx vials Date of Manufacture: dd/mm/yyyy
Recommended storage conditions: 2-8°C Results

Test Description	Method #	Acceptance Criteria	Results
<description of the test>	<method number>	<acceptance criteria>	<actual results>

Note:

Status

The material identified above has been analyzed and found to be compliant with all approved release requirements.

Approver: Name, Surname	Quality Control Manager	Date:
Signature:

Quality QG01-05-T001-01	Agreement

APPENDIX G: PATHEON CERTIFICATE OF COMPLIANCE TEMPLATE

INTERIM BATCH CERTIFICATE

IXINITY™ xxxxlU

Batch N.:xxxxxxxx	Code: 360xxx

Manufacturing date: dd/mm/yyyy	Quantity: xxxxx

I hereby certify that the above mentioned Batch has been manufactured in the Sterile [**] Department of the Pharmaceutical plant of Patheon [**] site, in full compliance with the cGMP requirements (Eudralex Volume 4 and applicable Annexes including but not limited to Ann.1 and Ann.16; US21CFR Parts 210, 211) and applicable Directives (2001/83/EC; 2003/94/EC) of Regulatory Authority as specified in the Quality Agreement. The plant has been approved by the [**].

The batch also complies with Guideline EMEA/410/01 “Note for guidance on minimising the risk of transmitting animal spongiform encephalopathies”

The documentation of batch manufacturing and process control has been reviewed and found to be in compliance with the above mentioned cGMPs, Product Specifications and Marketing Authorization File issued by the Relavant Regulatory Authorities.

The DS lot number(s) associated to batch manufacture is/are:

Patheon lot number: xxxxx

CMC Biologics lot number: xxxxx

The Bowie Dick test has been carried out one time per day prior to use the autoclave porous load sterilization.

[There have been no deviations impacting product release.]

[Details of deviations (Reference No…….) have been provided and all deviations have been closed.]

Date:	Dr. Alessandro Barbato [**] Qualified Person

Quality QG01-05-T001-01	Agreement

APPENDIX H: API STARTING MATERIALS EU REQUIREMENTS (2 PAGES)

Cangene is responsible for providing Patheon with the following on any supplied API:

Registration information

•	all registered DS manufacturing sites including addresses & functions;

•	approved registered file (CTD module 3.2.S) and any relevant update;

•	latest Certificate of suitability to the European Pharmacopoeia (CEP), Active Substance Master File (ASMF) or scientific data in force (as applicable).

Regulatory compliance information

•	for DS sourced from US

•	EU Member State or foreign authority GMP certificate or GMP manufacturer declaration ;

•	TSE/ BSE (or viral safety where applicable), Residual Solvents, Genotoxic Impurities, Residues of Metal Catalyst and Reagent information as applicable.

Quality compliance information

•	Proof of the DS manufacturer GMP/GDP compliance via audit reports or summary;

•	Well identified and documented DS supply chain (including API manufacturers, brokers, traders, re-packers, re-labellers, micronisers and importers).

Current EU regulation references

•	Compilation of the Community Procedures on Inspections and Exchanges of Information (version in force);

•	Union format for registration of Manufacturer, Importer or Distributor of Active Substance;

•	Union format for a GMP certificate [including active substances];

•	Union format for a GDP certificate for active substances to be used as starting materials.

•	GMP Guide Part I: Basic Requirements for Medicinal Products (version in force):

•	Chapter 5: Production ;

•	Chapter 7: Outsourced activities,

•	GMP Guide Part II: Basic Requirements for Active Substances used as Starting Material (version in force).

•	GMP Guide Q&As - Part II: questions 8,9,10 (version in force).

•	GDP for active substances: [SANCO/D/6/SF/mg/ddg1.d.6(2013)179367] draft (FEB/2013).

Quality QG01-05-T001-01	Agreement

•	Directive 2011/62/EU (JUL/2011) articles 46, 46 b (2), 47, 111b and derivative texts:

•	Implementing decision on the assessment of a third country’s regulatory framework applicable to active substances of medicinal products for human use [2013/51/EU] (JAN/2013),

•	Template for written confirmation [SANCO/SFS/SF/mg/ddg1 .d 6(2013)118630] (version in force) & Q&As [SANCO/D/6/] (version in force)]

•	Implementing regulation on principles and guideline for GMP for AS [(EU) n°1252/2014] (MAY/2014)

•	EM A/334808/2014: Qualified Person’s declaration concerning GMP compliance of the active substance manufacture—“The QP declaration template” and guidance for the “QP declaration template EMA/196292/2014 (version in force).

•	EMA/410/01: Note for guidance on guidance on minimising the risk of transmitting animal spongiform encephalopathy agents via human and veterinary medicinal product (version in force).

•	Ph. Eur. 5.2.8: Minimising the risk of transmitting animal spongiform encephalopathy agents via human and veterinary medicinal products.

•	EU EMA/CHMP/ICH/82260/2006: (ICH topic Q3C R5) Impurities - guideline for residual solvents (version in force) + annexes I & II CPMP/QWP/450/03 (version in force)

•	Ph. Eur. Chapter 5.4: Residual Solvents,

•	EMEA/CHMP/SWP/4446/2000: Guideline on the specification limits for residues of metal catalysts or metal reagents (version in force).

•	Ph Eur Chapter 5.20: Metal catalyst and metal reagents residues.

•	ICHQ3D Draft guideline for elemental impurities (step 4) (DEC/2014).

•	CPMP/SWP/5199/02 - EMEA/CHMP/QWP/251344/2006: Guideline on the limits of genotoxic impurities (version in force) + Q&As EMA/CHMP/SWP/431994/2007 (version in force).

Quality QG01-05-T001-01	Agreement